Exhibit 99.1

XsunX Business Development Update

Aliso Viejo, CA – September 26, 2011

XsunX Adds Marketing Efforts to Introduce CIGSolar™ to Korean Market

Good morning,

In this newsletter we want to update you about our new marketing efforts in Korea.

As outlined in our past newsletters, over the past few months we have received a tremendous amount of interest from companies all over the globe. However, the interest has been especially high from South Korean companies. Recently Korean companies have announced efforts to add or increase their presence and commitment to solar product manufacture. This important market for CIGSolar™ has a strong history of mature intellectual property laws, and a large base of well-established multi-national companies with proven track records of aggressive global technology deployment.

To help XsunX aggressively introduce CIGSolar™ into this very important Korean marketplace, we recently engaged JW Technology Inc., a Korea-based firm representing large manufacturers that plan to target the global solar market. With a recent announcement by Samsung to invest $5.5 billion dollars into the development of solar technology and production, and a $50 million dollar direct investment by Korean refinery giant SK Innovation into US based thin film developer HelioVolt, the Korean solar market appears to be preparing to position itself to compete for a growing share of the global solar demand.

Since engaging JW Technology, we have been working to respond to numerous inquiries that JW Technology has already provided XsunX. Mr. Charlie Lee, with JW Technology stated, “XsunX has already made a good impression on potential Korean customers and we are planning a site visit to XsunX in mid-October with senior representatives from two large Korean firms.”

Mr. Joseph Grimes, XsunX President and COO added, "We are pleased to be working with JW Technology. They bring extensive CIGS background and marketing experience necessary to promote the many benefits of XsunX CIGSolar™ technology. We are looking forward to the upcoming meetings and the opportunity to establish a manufacturing presence for CIGSolar™ in the very important Korean market.”

Thanks for your time and have a great week.

The XsunX Team

To learn more about XsunX’s’ breakthrough technology please visit http://www.xsunx.com , and follow us on Twitter and Facebook.

Safe Harbor Statement: Matters discussed in this shareholder newsletter contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this shareholder newsletter, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company.